AMENDED AND RESTATED
                            CORPORATE GUARANTY

                                 RECITALS


     NIAGARA COUNTY INDUSTRIAL DEVELOPMENT AGENCY (Niagara County, New York), a public benefit corporation of the State of New York having its principal office at 59 Park Avenue, Room 237, Lockport, New York 14094 (the "Issuer"), acquired, constructed and equipped a certain industrial development facility located in Niagara County, New York (the "Facility") and leased the Facility to Pyron Corporation, a New York corporation with offices at 5950 Packard Road, Niagara Falls, New York 14304 (the "Company"), under a Lease Agreement dated as of November 1, 1989 (the "Lease Agreement"); and

     The Issuer financed, in part, the acquisition, construction and equipping of the Facility by the issuance of its Industrial Development Revenue Bonds (1989 Pyron Corporation Project) in the aggregate principal amount of $7,650,000 (the "Bonds") pursuant to an Indenture of Trust dated as of November 1, 1989 by and between the Issuer and the Bank of New York, as trustee (the "Trustee") (the "Indenture"); and

     The Issuer secured the Bonds as provided in the Indenture by granting a mortgage lien on and a security interest in the Facility and assigning certain of the Issuer's rights under the Lease Agreement, dated as of November 1, 1989, by and between the Issuer and the Company to the Trustee pursuant to the Indenture; and

     The Bonds are further secured by an irrevocable five year letter of credit (the "Letter of Credit") issued in favor of the Trustee by Chemical Bank, a New York banking corporation (the "Bank"). In connection with the issuance of the Letter of Credit, the Company and the Bank entered into a Letter of Credit Reimbursement Agreement dated as of November 1, 1989 (the "Reimbursement Agreement").

     To secure the obligations of the Company to the Bank under the Reimbursement Agreement, including any amendments thereto (i) the Issuer and the Company granted to the Bank a mortgage on and security interest in certain real and personal property pursuant to a Bank Mortgage and Security Agreement from the Company and the Issuer to the Bank dated as of November 1, 1989 (the "Bank Mortgage"), and (ii) the Company granted to the Bank a security interest in all machinery, equipment and fixtures of the Company, then owned or thereafter acquired, pursuant to a security agreement dated as of November 1, 1989 from the Company to the Bank (the "Security Agreement").

     The Company is a wholly owned subsidiary of Zemex
Corporation, a Delaware corporation (the "Corporate Guarantor").

     The Bank required, as a condition and as a further inducement for it to enter into the transactions contemplated by the Reimbursement Agreement and the Bonds, that the Corporate Guarantor unconditionally provide its guaranty on the terms set forth in a Guaranty Agreement given by the Corporate Guarantor dated as of November 1, 1989.

     The Bank and the Corporate Guarantor desire to amend and restate the aforesaid Corporate Guaranty Agreement on the terms hereinafter set forth:

                                 AGREEMENT


     In consideration of the premises, the Corporate Guarantor does hereby, subject to the terms hereof, covenant and agree with the Bank as follows (terms used herein but not defined shall have the meanings ascribed thereto in the Reimbursement Agreement):

                                 ARTICLE I

         REPRESENTATIONS AND WARRANTIES OF THE CORPORATE
GUARANTOR

     The Corporate Guarantor hereby represents and warrants to the Bank that:

     Section 1.01. Due Organization and Qualification. The Corporate Guarantor is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware; each Participating Subsidiary is a corporation duly organized, validly existing and in good standing under the Laws of its state of incorporation, all as set forth in Exhibit A; the Corporate Guarantor and each Participating Subsidiary have the lawful power to own their properties and to engage in the business they conduct, and each is duly qualified and in good standing as a foreign corporation in the jurisdictions wherein the nature of the business transacted by it or property owned by it is both material and makes such qualification necessary; the states in which the Corporate Guarantor and each Participating Subsidiary are qualified to do business are set forth in Exhibit A; the percentage of the Corporate Guarantor's ownership of the outstanding stock of each Participating Subsidiary is as listed in Exhibit A; and the addresses of all places of business of the Corporate Guarantor and each Participating Subsidiary are as set forth in Exhibit B;

     Section 1.02.  No Conflicting Agreement.  Neither the
Corporate Guarantor nor any Participating Subsidiary is in default with respect to any of its existing Indebtedness, and the making and performance of this Corporate Guaranty will not (immediately, or with the passage of time or the giving of notice, or both):

          a. Violate the charter or bylaw provisions of the Corporate Guarantor or any Participating Subsidiary, or violate any Laws, or result in a default under any material contract, agreement, or instrument to which the Corporate Guarantor or any Participating Subsidiary is a party or by which the Corporate Guarantor or any Participating Subsidiary or its property is bound; or

          b. Result in the creation or imposition of any security interest in, or lien or encumbrance upon, any of the assets of the Corporate Guarantor or any Participating
Subsidiary, except in favor of the Bank;

     Section 1.03. Capacity. The Corporate Guarantor and each Participating Subsidiary have the power and authority to enter into and perform this Corporate Guaranty, to incur the Obligations herein provided for, and have taken all corporate action necessary to authorize the execution, delivery, and performance of this Corporate Guaranty;

     Section 1.04. Binding Obligations. This Corporate Guaranty is valid, binding, and enforceable in accordance with its terms subject to the general principles of equity (regardless of whether such question is considered in a proceeding in equity or at law) and to applicable bankruptcy, insolvency, moratorium, fraudulent or preferential conveyance and other similar laws affecting generally the enforcement of creditors' rights;

     Section 1.05. Litigation. Except as disclosed in Exhibit C hereto, there is no pending or threatened order, notice, claim, litigation, proceeding or investigation against or affecting the Corporate Guarantor or any Participating Subsidiary, whether or not covered by insurance, that would involve the payment of Two Hundred Thousand Dollars ($200,000.00) or more if adversely determined;

     Section 1.06. Title. The Corporate Guarantor and its Participating Subsidiaries have good and marketable title to all of their respective material assets, subject to no security interest, encumbrance or lien, or the claims of any other Person except for Permitted Liens;

     Section 1.07. Financial Statements. The Financial Statements, including any schedules and notes pertaining thereto, have been prepared in accordance with generally accepted accounting principles consistently applied, and fully and fairly present the financial condition of the Corporate Guarantor and its Participating Subsidiaries at the dates thereof and the results of operations for the periods covered thereby, and there has been no Material Adverse Change in the financial condition or business of the Corporate Guarantor and its Participating Subsidiaries from December 31, 1993 to the date hereof;

     Section 1.08. No Additional Indebtedness. As of the date hereof, the Corporate Guarantor and its Participating Subsidiaries had no Indebtedness of any nature, including, but without limitation, liabilities for taxes and any interest or penalties relating thereto, except to the extent reflected (in a footnote or otherwise) and reserved against in the September 30, 1994 Financial Statements or as disclosed in or permitted by this Corporate Guaranty; the Corporate Guarantor does not know, and has no knowledge of any basis for the assertion against it or any Participating Subsidiary as of the date hereof, of any material Indebtedness of any nature not fully reflected and reserved against in the September 30, 1994 Financial Statements;

     Section 1.09. Taxes. Except as otherwise permitted herein, the Corporate Guarantor and its Participating Subsidiaries have filed all federal, state and local tax returns and other reports they are required by Laws to file prior to the date hereof and which are material to the conduct of their respective businesses, have paid or caused to be paid all taxes, assessments and other governmental charges that are due and payable prior to the date hereof, and have made adequate provision for the payment of such taxes, assessments or other charges accruing but not yet payable; the Corporate Guarantor has no knowledge of any deficiency or additional assessment in connection with any taxes, assessments or charges not provided for on its books;

     Section 1.10. Compliance with Laws. Except as otherwise disclosed in Exhibit D hereto, or except to the extent that the failure to comply would not materially interfere with the conduct of the business of the Corporate Guarantor or any Participating Subsidiary or have a Material Adverse Effect, the Corporate Guarantor and its Participating Subsidiaries have complied with all applicable Laws with respect to: (1) any restrictions, speci-fications, or other requirement pertaining to services that the Corporate Guarantor or any Participating Subsidiary performs; (2) the conduct of their respective businesses; (3) the use, maintenance, and operation of the real and personal properties owned or leased by them in the conduct of their respective businesses; and (4) health, safety, worker's compensation, and equal employment opportunity;

     Section 1.11 Environmental Compliance. Except as otherwise disclosed in Exhibit H hereto, the Corporate Guarantor and its Participating Subsidiaries and their respective assets and operations are in compliance in all material respects with all Environmental Laws. Except as has been disclosed on Exhibit H, all plants, facilities and properties of the Corporate Guarantor and its Participating Subsidiaries are and will be on the date of Closing in a clean and healthful condition, free of asbestos and of all contamination by Hazardous Materials and other potentially harmful chemical or physical conditions, including, without limitation, any contamination of the air, soil, groundwater or surface waters associated with or adjacent to such plants, facilities and properties; all storage tanks (whether above or below ground) located in or on such plants, facilities and properties are in sound condition, free or corrosion or leaks that could allow or threaten the release of any stored material; no Hazardous Materials are, or, to the best of the Corporate Guarantor's knowledge, have been used, stored, treated or disposed of in violation of applicable Laws and regulations; and neither the Corporate Guarantor nor any Participating Subsidiary is a defendant in any administrative or judicial action alleging liability under the Comprehensive Environmental Response, Compensation and Liability Act, as amended ("CERCLA"), nor has the Corporate Guarantor or any Participating Subsidiary received a notice that it is a potentially responsible party under CERCLA or similar state Laws. The foregoing representations and exceptions thereto shall in no way diminish or abrogate the covenants made in Section 3.13.

     Section 1.12. Full Disclosure. No representation or warranty by the Corporate Guarantor or any Participating Subsidiary contained herein or in any certificate or other docu-ment furnished by the Corporate Guarantor or any Participating Subsidiary pursuant to this Corporate Guaranty contains any untrue statement of material fact or omits to state a material fact necessary to make such representation or warranty not misleading in light of the circumstances under which it was made;

     Section 1.13. Consents. Each consent, approval or authorization of, or filing, registration or qualification with, any Person required to be obtained or effected by the Corporate Guarantor or any Participating Subsidiary in connection with the execution and delivery of this Corporate Guaranty or the undertaking or performance of any obligation hereunder has been duly obtained or effected;

     Section 1.14.  Existing Borrowings.  All existing
Indebtedness: (1) for money borrowed; or (2) under any security agreement or mortgage from the Corporate Guarantor or any Participating Subsidiary is described in Exhibit E, unless the same are less than $25,000.00 in amount;

     Section 1.15. Material Contracts. Except as described on Exhibit F hereto, the Corporate Guarantor and its Participating Subsidiaries have no material lease, contract or commitment of any kind (such as employment agreements; collective bargaining agreements; powers of attorney; distribution arrangements; patent license agreements; contracts for future purchase or delivery of goods or rendering of services; bonus, pension and retirement plans; or accrued vacation pay, insurance and welfare agreements) which would be required to be listed as an Exhibit to the Corporate Guarantor's Annual Report on Form 10-K; all parties (including the Corporate Guarantor and Participating Subsidiaries) to all such material leases, contracts and other commitments to which the Corporate Guarantor or any Participating Subsidiary is a party have to the best of Corporate Guarantor's knowledge complied with the provisions of such leases, contracts and other commitments; no party is in default under any provision thereof; and no event has occurred which, but for the giving of notice or the passage of time, or both, would constitute a default;

     Section 1.16.  No Commissions.  Neither the Corporate
Guarantor nor any Participating Subsidiary has made any agreement or has taken any action which may cause anyone to become entitled to a commission or finder's fee as a result of the making of the Loans;

     Section 1.17. ERISA. All Defined Benefit Pension Plans, as defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), of the Corporate Guarantor and each Participating Subsidiary meet, as of the date hereof, the minimum funding standards of Section 302 of ERISA, and no Reportable Event or Prohibited Transaction, as defined in ERISA, has occurred with respect to any such Plan.

     Section 1.18. Survival. All of the representations and warranties set forth in Article I shall survive until all Obligations are satisfied in full.



                                ARTICLE II

                                AGREEMENTS


     Section 2.01.  Guaranty of Payment.

          a. The Corporate Guarantor hereby absolutely, irrevocably and unconditionally guarantees to the Bank (i) the full and prompt payment of all amounts due and payable to the Bank, directly or indirectly, under the Lease Agreement, the Additional Lease Agreement and the Bank Mortgage (ii) the full and prompt payment of all sums due and payable by the Company to the Bank under the Reimbursement Agreement and the Security Agreement, and (iii) the punctual performance of all other obligations of any kind of the Company under the Reimbursement Agreement, the Bank Mortgage or the Security Agreement. The Corporate Guarantor hereby irrevocably and unconditionally agrees that upon any default by the Company in the payment when due of any sum payable by the Company to the Bank under the Reimbursement Agreement, the Lease Agreement, the Additional Lease Agreement, the Bank Mortgage or the Security Agreement (such documents hereinafter collectively referred to as the "Financing Documents") after the expiration of any applicable grace period, the Corporate Guarantor will promptly pay such sum.

          b. All payments by the Corporate Guarantor shall be paid in immediately available funds and in lawful money of the United States of America.

          c. Each and every default in payment of any amount due the Bank under the Financing Documents shall give rise to a separate cause of action hereunder, and separate suits may be brought hereunder by the Bank as each cause of action arises.



     Section 2.02. Obligations Unconditional. The obligations of the Corporate Guarantor under this Corporate Guaranty shall be absolute and unconditional and shall remain in full force and effect until all sums required to be paid under Section 2.01 shall have been paid or provided for and until any obligation of indemnification of the Bank under this Corporate Guaranty shall have terminated, and such obligations shall not be affected, modified or impaired by any state of facts or the happening from time to time of any event, including, without limitation, any of the following, whether or not with notice to or the consent of the Corporate Guarantor:

          a. the invalidity, irregularity, illegality or unenforceability of, or any defect in, the Financing Documents or any collateral security for any thereof;

          b. any claim of immunity on behalf of the Issuer or any other obligor or with respect to any Property of the Issuer or of any other obligor;

          c. any present or future law or order of any government (de jure or de facto) or of any agency thereof purporting to reduce, amend or otherwise affect any obligation of the Issuer, the Company or any other obligor or to vary any terms of payment;

          d. the occurrence of any event described in Article IX of the Reimbursement Agreement or Article V of this Guaranty;

          e. the waiver, compromise, settlement, amendment, consent to departure from, release or termination of any or all of the respective obligations, covenants or agreements of the Issuer or the Company under any of the Financing Documents (except by payment in full of all obligations hereunder);

          f. the transfer, assignment or mortgage, or the purported or attempted transfer, assignment or mortgage of all or any part of the interest of the Issuer or the Company in the Facility, the Plant, or any other collateral security for the obligations guaranteed hereunder, or any failure of or defect in the title with respect to the interest of the Issuer or the Company in the Facility or the Plant, or the termination of the Lease Agreement or the Additional Lease Agreement;

          g. the release, sale, exchange, surrender or other change in any security for payment of the Bonds or any amounts payable pursuant to the Reimbursement Agreement or any of the Financing Documents;

          h. the extension of the time for payment of any principal or interest payable pursuant to the Reimbursement Agreement or any part thereof owing or payable pursuant to the Reimbursement Agreement or under this Corporate Guaranty or of the time for performance of any other obligations, covenants or agreements under or arising out of any of the Financing Documents, or the extension or the renewal of any thereof;

          i. the modification or amendment (whether material or otherwise) of any obligation, covenant or agreement set forth in any of the Financing Documents, or any one of them;

          j. the taking of, or the omission to take, any of the actions referred to in any of the Financing Documents, or any one of them;

          k. any failure, omission or delay on the part of the Issuer, the Trustee or any other Person to enforce, assert or exercise any right, power or remedy conferred on the Issuer, the Trustee or such other Person in any of the Financing Documents, or any one of them;

          l. the voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all the assets, marshalling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition with creditors or readjustment of, or other similar proceedings affecting the Company, or its successors, or the Issuer or any of the assets of any of them, or any allegation or contest of the validity of any of the Financing Documents, or this Corporate Guaranty, or any one of them, or the disaffirmance or attempted disaffirmance of any of the Financing Documents or this Corporate Guaranty, or any one of them, in any such proceedings;

          m. the default or failure of the Corporate Guarantor to perform fully any of its obligations set forth in this Corporate Guaranty;

          n. the assignment of the Lease Agreement or the Additional Lease Agreement or the sublet of the Facility or the Plant, in whole or in part; or

          o. the discharge or release by the Bank of the Corporate Guarantor from any obligation hereunder, in whole or in part;

          p. the failure of the Issuer or the Company to maintain its corporate existence;

          q.  the failure of the Trustee to mitigate damages; or

          r. the existence of any claim, set-off, defense or other rights which the Corporate Guarantor may have at any time against the Trustee (or any person for whom the Trustee may be acting), the Bank (other than the defense of payment to the Bank in accordance with the terms of this Corporate Guaranty) or any other Person, whether in connection with the Reimbursement Agreement, any Financing Document or any unrelated transaction; provided, however, that nothing in this Section 2.02(r) shall prevent the Corporate Guarantor from asserting any rights it may have by separate suit;

          s. any statement in any certificate or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any such statement being untrue or inaccurate in any respect whatsoever;

          t. payment by the Bank under the Letter of Credit against presentation of a draft or certificate which does not comply with the terms of the Letter of Credit; provided, however, that such payment shall not have constituted gross negligence or willful misconduct on the part of the Bank; or

          u. to the extent permitted by law, any other event, action or circumstance that would, in the absence of this paragraph, result in the release or discharge of the Corporate Guarantor from the performance or observance of any obligation, covenant or agreement contained in this Corporate Guaranty or would otherwise constitute a legal or equitable discharge of the Corporate Guarantor.

     Section 2.03. Waivers by Corporate Guarantor. a. The Corporate Guarantor hereby waives with respect to the Reimbursement Agreement, the indebtedness thereunder, the Financing Documents and this Corporate Guaranty, diligence; presentment; demand of payment; filing of claims with a court in the event of bankruptcy of any Person liable in respect of the Reimbursement Agreement, the indebtedness thereunder or the Financing Documents; any right to require a proceeding first against any such Person; protest; notice of dishonor or nonpayment of any such liabilities and any other notice and all demands whatsoever. The Corporate Guarantor hereby waives notice from the Bank of acceptance of, or notice and proof of reliance on, the benefits of this Corporate Guaranty; provided, however, that the foregoing provisions shall not be construed as a waiver or modification, other than with respect to the Reimbursement Agreement, the indebtedness thereunder, the Financing Documents, and the guaranty of payment provided for herein, or of the express obligations of the Bank under the Financing Documents or this Corporate Guaranty, including, without limitation, express obligations with respect to the giving of notice.

          b. The obligations of the Corporate Guarantor hereunder shall not be discharged except by full payment of all Loans (as defined in the Reimbursement Agreement) interest thereon and all other amounts due thereunder and hereunder.

     Section 2.04. Other Security. The Bank may pursue its rights and remedies under this Corporate Guaranty notwithstanding
(i) any other guaranty of or security for any Loan or the obligations or liabilities of the Company under the Reimbursement Agreement or the Financing Documents, and (ii) any action taken or omitted to be taken by the Bank or any other Person to enforce any of the rights or remedies under such other guaranty or with respect to any other security.

     Section 2.05. No Set-Off by the Corporate Guarantor. No set-off, counterclaim, reduction or diminution of an obligation, or any defense of any kind or nature (other than performance by the Corporate Guarantor of its obligations hereunder) which the Corporate Guarantor has or may have with respect to a claim under this Corporate Guaranty, shall be available hereunder to the Corporate Guarantor against the Bank.

                                ARTICLE III

                           AFFIRMATIVE COVENANTS

     So long as the Expiration Date has not occurred and so long as any amount is due or owing to the Bank under the Reimbursement
Agreement, unless the Bank shall otherwise consent in writing, the Corporate Guarantor will comply with the following:

     Section 3.01.  Financial Statements and Reports.  The
Corporate Guarantor will furnish the Bank:

          a. As soon as reasonably practicable but in any event within forty-five (45) days after the close of each quarter-annual accounting period in each fiscal year of the Corporate Guarantor and its Participating Subsidiaries the following: (1) a consolidated statement of cash flows of the Corporate Guarantor and its Participating Subsidiaries for such quarter annual period; (2) consolidated and consolidating income statements of the Corporate Guarantor and its Participating Subsidiaries for such quarter-annual period; and (3) consolidated and consolidating balance sheets of the Corporate Guarantor and its Participating Subsidiaries as of the end of such quarter-annual period--all in reasonable detail, subject to year-end audit adjustments, and certified by the Corporate Guarantor's president, vice president, chief financial officer, or corporate controller to have been prepared in accordance with generally accepted accounting principles consistently applied by the Corporate Guarantor and its Participating Subsidiaries, except for any inconsistencies explained in such certificate;

          b. Within ninety (90) days after the close of each fiscal year of the Corporate Guarantor and its Subsidiaries: (a) consolidated statements of cash flows of the Corporate Guarantor and its Subsidiaries for such fiscal year; (b) consolidated and consolidating income statements of the Corporate Guarantor and its Subsidiaries for such fiscal year; and (c) consolidated and consolidating balance sheets of the Corporate Guarantor and its Subsidiaries as of the end of such fiscal year--all in reasonable detail, including all supporting schedules, notes and comments; the consolidated statements and balance sheets shall be audited by Deloitte & Touche or another independent certified public accountant selected by Corporate Guarantor and reasonably acceptable to the Bank, and certified by such accountants to have been prepared in accordance with generally accepted accounting principles consistently applied by the Corporate Guarantor and its Subsidiaries, except for any inconsistencies explained in such certificate, and the consolidating statements shall be internally prepared by Corporate Guarantor's financial officer and certified to the Bank as presenting fairly in all material respects the financial condition of the Corporate Guarantor and its Subsidiaries. The Bank shall have the right, from time to time, to discuss the Corporate Guarantor's affairs directly with the Corporate Guarantor's independent certified public accountants after notice to the Corporate Guarantor and opportunity of the Corporate Guarantor to be present at any such discussions. In addition, if at anytime the assets, revenues and net income of both the Corporate Guarantor and its Participating Subsidiaries do not account for ninety percent (90%) or more of the consolidated assets, consolidated revenues and consolidated net income of the Corporate Guarantor and its Subsidiaries, then within ninety (90) days after the close of each fiscal year, the Corporate Guarantor shall also furnish to the Bank the following:
(a) consolidated statements of cash flows of the Corporate Guarantor and its Participating Subsidiaries for such fiscal year; (b) consolidated and consolidating income statements of the Corporate Guarantor and its Participating Subsidiaries for such fiscal year; and (c) consolidated and consolidating balance sheets of the Corporate Guarantor and its Participating Subsidiaries as of the end of such fiscal year--all in reasonable detail, including all supporting schedules, notes and comments; the consolidated statements and balance sheets shall be audited by Deloitte & Touche or another independent certified public accountant selected by the Corporate Guarantor and reasonably acceptable to the Bank, and certified by such accountants to have been prepared in accordance with generally accepted accounting principles consistently applied by the Corporate Guarantor and its Participating Subsidiaries, except for any inconsistencies explained in such certificate, and the consolidating statements shall be internally prepared by Corporate Guarantor's financial officer and certified to the Bank as presenting fairly in all material respects the financial condition of the Corporate Guarantor and its Participating Subsidiaries;

          c. As soon as reasonably practicable but in any event within forty-five (45) days after the close of each quarter-annual accounting period in each fiscal year of the Corporate Guarantor and its Participating Subsidiaries, a certificate of the president, vice president, chief financial officer or corporate controller of the Corporate Guarantor stating that:
(i) such officer has individually reviewed the provisions of this Corporate Guaranty; (ii) a review of the activities of the Corporate Guarantor and its Participating Subsidiaries during such year or quarter-annual period, as the case may be, has been made by such officer or under such officer's supervision, with a view to determining whether the Corporate Guarantor has fulfilled all its obligations under this Corporate Guaranty; and (iii) to the best of such officer's knowledge, the Corporate Guarantor has observed and performed each undertaking contained in this Corporate Guaranty and is not in default in the observance or performance of any of the provisions hereof or, if the Corporate Guarantor shall be so in default, specifying all such defaults and events of which he may have knowledge. Such certificate shall further set forth (i) actual intercompany advances as compared to the limitations set forth in Sections 4.04 and 4.12,
(ii) the current amount of Adjusted Surplus Capital including the current and cumulative amounts of Restricted Payments, and (iii) the financial ratios and covenants set forth in Section 3.16 including without limitation all antecedent calculations and the source of any information that was used in such calculations;

          d. Within thirty (30) days after the end of each month, income statements and balance sheets of each of the Participating Subsidiaries compared to budget for the prior month in form satisfactory to the Bank.

          e. Promptly after the sending or making available or filing of the same, copies of all correspondence, reports, proxy statements and financial statements that the Corporate Guarantor sends or makes available to its stockholders and all registration statements and reports that the Corporate Guarantor files with the Securities and Exchange Commission or any successor Person; and

          f. Immediately upon receipt of the same by Corporate Guarantor or any Participating Subsidiary, copies of all final management letters and any other reports which are submitted to the Corporate Guarantor or any of its Participating Subsidiaries by its independent accountants in connection with any annual or interim audit of the Records of the Corporate Guarantor or its Participating Subsidiaries by such accountants.

     Section 3.02. Good Condition. The Corporate Guarantor and its Participating Subsidiaries will maintain their respective Inventory, Equipment, Facility Realty and other properties in good condition and repair (normal wear and tear excepted), and will pay and discharge or cause to be paid and discharged when due, the cost of repairs to or maintenance of the same, and will pay or cause to be paid all rental or mortgage payments due on such Equipment or Facility Realty. The Corporate Guarantor hereby agrees that, in the event it or any Participating Subsidiary fails to pay or cause to be paid any such payment, the Bank may do so and be reimbursed by the Corporate Guarantor therefor.

     Section 3.03. Insurance. The Corporate Guarantor and its Participating Subsidiaries will maintain, or cause to be maintained, public liability insurance and fire and extended coverage insurance on all assets owned by them, all in such form and amounts as are consistent with industry practices and with such insurers as may be satisfactory to the Bank. Such policies shall name the Bank as loss payee under a standard mortgagee loss payee clause and as an additional insured, as its interests may appear, and shall contain a provision whereby they cannot be cancelled except after thirty (30) days' written notice to the Bank. The Corporate Guarantor will furnish to the Bank such evidence of insurance as the Bank may require. The Corporate Guarantor hereby agrees that, in the event it or any Participating Subsidiary fails to pay or cause to be paid the premium on any such insurance, the Bank may do so and be reimbursed by the Corporate Guarantor therefor. The Bank is hereby appointed the Corporate Guarantor's attorney-in-fact (without requiring the Bank to act as such) to endorse any check which may be payable to the Corporate Guarantor to collect such returned or unearned premiums or the proceeds of such insurance, and any amounts so collected may be applied by the Bank toward satisfaction of any of the Obligations.


     Section 3.04. Taxes. The Corporate Guarantor and its Participating Subsidiaries will pay or cause to be paid when due, all taxes, assessments and charges or levies imposed upon them or on any of their property or which any of them is required to withhold or pay over, except where contested in good faith by appropriate proceedings with adequate security therefor having been set aside in a manner satisfactory to Bank. The Corporate Guarantor and each Participating Subsidiary shall pay or cause to be paid all such taxes, assessments, charges or levies forthwith whenever foreclosure on any lien that attaches (or security therefor) appears imminent.

     Section 3.05.  Records and Inspection.  The Corporate
Guarantor and its Participating Subsidiaries will, when requested so to do, make available any of their Records for inspection by duly authorized representatives of the Bank, and will furnish the Bank any information regarding their business affairs and financial condition within a reasonable time after written request therefor.

     Section 3.06. Maintenance of Existence and Business. The Corporate Guarantor and its Participating Subsidiaries will take all necessary steps to renew, keep in full force and effect, and preserve their corporate existence, good standing, and franchises, and will comply in all material respects with all present and future Laws applicable to them in the operation of their mining and materials businesses. The Corporate Guarantor and its Participating Subsidiaries will preserve, renew and keep in full force and effect all material contracts, Mineral Leases, governmental licenses, authorizations, consents and approvals, rights, privileges and franchises necessary or desirable in the normal course of business.

     Section 3.07. Ordinary Course. The Corporate Guarantor and its Participating Subsidiaries will keep accurate and complete Records of their Accounts, Inventory and Equipment, consistent with sound business practices. The Corporate Guarantor and its Participating Subsidiaries will collect their Accounts and sell their Inventory only in the ordinary course of business.

     Section 3.08. Copies of Tax Returns. Within ten (10) days of the Bank's request therefor, the Corporate Guarantor will furnish the Bank with copies of federal income tax returns filed by the Corporate Guarantor.

     Section 3.09. Payment of Indebtedness. The Corporate Guarantor and its Participating Subsidiaries will pay when due (or within applicable grace periods) all Indebtedness for borrowed money (whether direct or indirect, including Guarantee Obligations) due any Person, except when the amount thereof is being contested in good faith by appropriate proceedings and with adequate security therefor being set aside in a manner satisfactory to the Bank. If default is made by the Corporate Guarantor or any Participating Subsidiary in the payment of any principal (or installment thereof) of, or interest on, any such Indebtedness, the Bank shall have the right, in their discretion, to pay such interest or principal for the account of the Corporate Guarantor or such Participating Subsidiary and be reimbursed by the Corporate Guarantor therefor.

     Section 3.10. Notice of Litigation. The Corporate Guarantor and its Participating Subsidiaries will give immediate notice to the Bank of: (1) any litigation or proceeding in which any of them is a party if an adverse decision therein would require them to pay over more than Two Hundred Thousand Dollars ($200,000.00) or deliver assets the value of which exceeds such sum (if such claim is not considered to be covered by insurance) or pay over more than One Million Dollars ($1,000,000.00) (if such claim is considered to be covered by insurance); and (2) the institution of any other suit or proceeding involving any of them, or the overt threat thereof, that might materially and adversely affect their operations, financial condition, property, business, or the Collateral.

     Section 3.11. Notice to Bank of Default or Prepayment. The Corporate Guarantor and its Participating Subsidiaries will notify the Bank immediately if any of them becomes aware of the occurrence of any Event of Default or of any fact, condition or event that only with the giving of notice or passage of time or both, could become an Event of Default, or of the failure of the Corporate Guarantor or any Participating Subsidiary to observe any of their respective undertakings hereunder. The Corporate Guarantor will immediately notify the Bank in writing if a default occurs under the Zemex Note. In addition, the Corporate Guarantor will notify the Bank immediately if a prepayment is made on the Zemex Note.

     Section 3.12. Notice of Name Change or Location. The Corporate Guarantor and its Participating Subsidiaries will notify the Bank thirty (30) days in advance of any change in (i) the name of the Corporate Guarantor or any Participating Subsidiary, (ii) the location of any Collateral, (iii) the location of any of their places of business or (iv) of the establishment of any new, or the discontinuance of any existing, place of business.

     Section 3.13.  Environmental Compliance.

          a. Corporate Guarantor and its Participating Subsidiary will (1) employ, and cause each of its Participating Subsidiaries to employ, in connection with its use, if any, of all real property (including without limitation the Facility Realty), appropriate technology and compliance procedures and will maintain compliance with any applicable Environmental Laws,
(2) obtain and maintain, and cause each of its Participating Subsidiaries to obtain and maintain, any and all material permits required by applicable Environmental Laws in connection with its or its Participating Subsidiaries' operations and (3) dispose of, and cause each of its Participating Subsidiaries to dispose of, any and all Hazardous Materials only at facilities and with carriers reasonably believed to possess valid permits under RCRA, if applicable, and any applicable state and local Environmental Laws. The foregoing covenants shall apply to the properties and operations covered by the environmental audit reports listed in Exhibit H. The Corporate Guarantor shall use its best efforts, and cause each of its Participating Subsidiaries to use its best efforts, to obtain all certificates required by law to be obtained by the Corporate Guarantor and its Participating Subsidiaries from all contractors employed by the Corporate Guarantor or any of its Participating Subsidiaries in connection with the transport or disposal of any Hazardous Materials.

          b. In the event that the Bank has reason to believe that any Corporate Guarantor or Participating Subsidiary has failed to comply with any material Environmental Laws, or there exists a threat of material harm to the environment or Persons, the Bank or its agents shall have the right, but no obligation, at any time during business hours and upon reasonable written notice, to enter upon the Facility Realty or any other property operated by a Corporate Guarantor or Participating Subsidiary and conduct or cause to be conducted an Environmental Phase I audit (or an update of any audit completed in connection with the execution of this Agreement) at Corporate Guarantor's sole expense and if such Phase I audit (or update) recommends further testing, then the Bank or its agent may require, but shall not be obligated to require, upon reasonable written notice, such further testing at Corporate Guarantor's sole expense. The Bank or its agent shall use their best efforts to invoke and maintain all applicable privileges over all audit information generated pursuant to this provision.

     Section 3.14.  Notice of Environmental Action.  If the
Corporate Guarantor or any of its Participating Subsidiaries shall:

          a. receive written notice that any material violation of any Environmental Laws may have been committed or is about to be committed by the Corporate Guarantor or any of its Participating Subsidiaries;

          b. receive written notice that any administrative or judicial complaint or order has been filed or is about to be filed against the Corporate Guarantor or any of its Participating Subsidiaries alleging any material violation of any Environmental Laws or requiring the Corporate Guarantor or any of its Participating Subsidiaries to take any action in connection with the release or threatened release of Hazardous Materials or solid waste into the environment; or

          c. receive written notice from a federal, state, foreign or local governmental agency or private party alleging that the Corporate Guarantor or any of its Participating Subsidiaries is liable or responsible for costs in excess of $25,000 associated with the response to cleanup, stabilization or neutralization of any environmental activity;

then it shall provide the Bank with a copy of such notice within ten (10) Business Days of the Corporate Guarantor's or such Participating Subsidiary's receipt thereof. Subject to the right of the Corporate Guarantor or any Participating Subsidiary to contest in good faith any such actions or proceedings, the Corporate Guarantor and/or any Participating Subsidiary shall as promptly as possible resolve, cure and/or have dismissed with prejudice any such actions or proceedings, to the reasonable satisfaction of the Bank. The Corporate Guarantor shall reasonably monitor compliance with Environmental Laws by any and all owners or operators of the real property owned or leased by the Corporate Guarantor or any Participating Subsidiary.

     Section 3.15. ERISA Compliance. The Corporate Guarantor and its Participating Subsidiaries will: (1) fund all their Defined Benefit Pension Plans in accordance with no less than the minimum funding standards of Section 302 of ERISA and Section 412 of the Internal Revenue Code; (2) furnish the Bank, promptly after the filing of the same, with copies of all reports or other statements filed with the United States Department of Labor or the Internal Revenue Service with respect to all such Plans; and
(3) promptly advise the Bank of the occurrence of any Reportable Event or Prohibited Transaction with respect to any such Plan.

     Section 3.16. Financial Ratios. Unless the Bank otherwise agree in writing, the Corporate Guarantor and its Participating
Subsidiaries will maintain the following financial ratios and covenants:

          a.   Current Ratio.  A ratio of Current Assets to
Current Liabilities of not less than 1.50 to 1.00 at all times.

          b.   Funded Debt to Capital.  A ratio of Funded Debt to
Capital of not more than 0.40 to 1.00 at all times.

          c. Funded Debt to Cash Flow. At the end of each fiscal quarter, a ratio of Funded Debt to Cash Flow for the four
(4) quarters just ended of not greater than 4.0 to 1.0 from the date hereof to September 29, 1995, not greater than 3.5 to 1.0 from and including September 30, 1995 to September 29, 1996, and not greater than 3.0 to 1.0 from and including September 30, 1996 and at each quarter end thereafter.

          d. Debt Service Coverage. At the end of each fiscal quarter, a Debt Service Coverage Ratio computed for the four (4) quarters just ended of not less than 1.25 to 1.00 from the date hereof to September 29, 1996 and not less than 1.35 to 1.00 at September 30, 1996 and at each quarter end thereafter.

          e. Profitability. At the end of each fiscal quarter, Net Income for the four (4) quarters just ended and Consolidated
Net Income for the four (4) quarters just ended of not less than One Dollar ($1.00) in each case.

                                ARTICLE IV

                            NEGATIVE COVENANTS

     The Corporate Guarantor hereby covenants and agrees that, so long as the Expiration Date has not occurred and so long as any amount is due or owing to the Bank under the Reimbursement
Agreement, unless otherwise consented to in writing by the Bank:

     Section 4.01. Merger or Reorganization. Neither the Corporate Guarantor nor any Participating Subsidiary will enter into any merger, consolidation, reorganization or recapitalization; provided, The Feldspar Corporation or any Participating Subsidiary may merge into the Corporate Guarantor or into any Participating Subsidiary (but not a Nonparticipating Subsidiary) provided the Bank is given not less than thirty (30) days prior written notice thereof and provided the surviving entity is a Corporate Guarantor or a Participating Subsidiary which is a party to this Corporate Guaranty.

     Section 4.02. Sale of Assets. Neither the Corporate Guarantor nor any Participating Subsidiary will sell, transfer, lease or otherwise dispose of all or any material part of its assets; provided, however, Corporate Guarantor and its Participating Subsidiaries may in the ordinary course of business sell assets with a combined net book value of up to One Million Dollars ($1,000,000.00) per fiscal year, or may replace damaged or worn Equipment with Equipment of similar value and use. In addition, provided there is no Event of Default or Unmatured Default in existence hereunder and that portion of the sales price to be paid in cash at least equals or exceeds the net book value of the assets to be sold, the Bank agrees that The Feldspar Corporation may sell all or substantially all of its Spruce Pine, North Carolina assets, its Monticello, Georgia assets, its Edgar, Florida or Johnson Florida assets, and/or Pyron Metal Powders, Inc., Suzorite Mica Products Inc. Les Produits Mica Suzorite Inc. or Suzorite Mineral Products, Inc. may sell all or substantially all of its (their) assets.

     Section 4.03. Encumbrances. Neither the Corporate Guarantor nor any Participating Subsidiary will: (1) mortgage, pledge, grant or permit to exist a security interest in or lien upon any of its assets of any kind, now owned or hereafter acquired, except for Permitted Liens, or (2) covenant or agree with any other Person (other than the Bank) not to mortgage, pledge, or grant a security interest in or a lien upon their assets.

     Section 4.04. Debts and Other Obligations. Neither the Corporate Guarantor nor any Participating Subsidiary will incur, create, assume, or permit to exist any Indebtedness except: (1) the Loans; (2) existing Indebtedness as set forth in Exhibit E;
(3) trade Indebtedness incurred in the ordinary course of business; (4) contingent Indebtedness permitted by Section 4.09;
(5) Indebtedness, including Permitted Acquisition Indebtedness, secured by Permitted Liens; (6) Indebtedness owed by any Participating Subsidiary of the Corporate Guarantor to a Corporate Guarantor or by a Corporate Guarantor to any Participating Subsidiary of the Corporate Guarantor, provided that if any such Indebtedness is evidenced by a document or instrument, the same is pledged pursuant to an appropriate pledge agreement; (7) Mineral Leases incurred in the ordinary course of business and other lease obligations permitted by Section 4.05;
(8) Indebtedness assumed or incurred in connection with a Permitted Acquisition and payable to parties other than the seller or the seller's owners provided the aggregate outstanding amount of such Indebtedness does not exceed at any time Two Million Five Hundred Thousand Dollars ($2,500,000.00); and (9) Loan Agreement Indebtedness.

     Section 4.05. Leases. The Corporate Guarantor and its Participating Subsidiaries will not pay, in an aggregate amount in any fiscal year (commencing with the current fiscal year), lease obligations in excess of $1,000,000.00; as used in this paragraph, the term "lease" means an operating lease other than a Mineral Lease which is not reflected on a consolidated balance sheet of the Corporate Guarantor and its Participating Subsidiaries and should not be so reflected under generally accepted accounting principles consistently applied.

     Section 4.06. Untrue Certificate. Neither the Corporate Guarantor nor any Participating Subsidiary will furnish the Bank or any Bank any certificate or other document that will contain any untrue statement of material fact or that will omit to state a material fact necessary to make it not misleading in light of the circumstances under which it was furnished.

     Section 4.07. Margin Stock. Neither the Corporate Guarantor nor any Participating Subsidiary will directly or indirectly apply any part of the proceeds of the Loans to the purchasing or carrying of any "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, or any regulations, interpretations or rulings thereunder.

     Section 4.08.  Sale-Leaseback.  Neither the Corporate
Guarantor nor any Participating Subsidiary will enter into any sale-leaseback transaction.

     Section 4.09. Guarantee Obligation. Neither the Corporate Guarantor nor any Participating Subsidiary will create, incur, suffer to exist a Guarantee Obligation or otherwise become liable for any obligation of any other Person or any Nonparticipating Subsidiary, except: (1) the endorsement of commercial paper for deposit or collection in the ordinary course of business, (2) guarantees of Permitted Acquisition Indebtedness, (3) the guaranty by a Participating Subsidiary of the indebtedness of Pyron Corporation under the Reimbursement Agreement, (4) the guaranty by a Participating Subsidiary of the Loan Agreement Indebtedness, (5) guarantees of Nonparticipating Subsidiary obligations not to exceed, in the aggregate for all Nonparticipating Subsidiaries, the sum of Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000.00), and (6) leases with the Corporate Guarantor or a Participating Subsidiary permitted under Section 4.05.

     Section 4.10.  Dividends and Distributions.  The Corporate
Guarantor will not declare or pay any cash dividends, or make any other cash payment or other distribution of an asset on account of its capital stock.

     Section 4.11.  Redemptions and Capital Stock.  The Corporate
Guarantor will not redeem, purchase or retire any of its capital stock.

     Section 4.12. Prepayments. Neither the Corporate Guarantor nor any Participating Subsidiary will prepay any Subordinated Indebtedness, or Indebtedness for borrowed money other than the Obligations, or enter into or modify any agreement as a result of which the terms of payment of any of the foregoing Indebtedness are modified to accelerate or increase payments.

     Section 4.13. Subsidiary. Neither the Corporate Guarantor nor any Participating Subsidiary will form any Subsidiary, make any investment in or make any loan in the nature of any investment to any Person, except for: (1) any Permitted Investments, (2) the formation of a Subsidiary in connection with making a Permitted Acquisition which qualifies as such under
Section 4.16 below, (3) advances by the Corporate Guarantor to Participating Subsidiaries of the Corporate Guarantor, and (4) advances by Participating Subsidiaries of the Corporate Guarantor to the Corporate Guarantor.

     Section 4.14. Loans and Advances. Neither the Corporate Guarantor nor any Participating Subsidiary will make any loan or advance to any officer, shareholder, director or employee of a Corporate Guarantor or any Subsidiary, except for temporary advances in the ordinary course of business not to exceed Five Hundred Thousand Dollars ($500,000.00) in the aggregate and loans to key employees to purchase treasury stock of the Corporate Guarantor under The Key Employee Stock Purchase Plan.

     Section 4.15. Investments. Neither the Corporate Guarantor nor any Participating Subsidiary will purchase or otherwise invest in or hold securities, non-operating real estate (excluding mineral reserves) outside the normal course of business, or other non-operating assets, except: (1) Permitted Investments; (2) the present investment in any such assets, including existing Participating Subsidiaries; and (3) operating assets that hereafter become non-operating assets.

     Section 4.16. Acquisitions. Neither the Corporate Guarantor nor any Participating Subsidiary will acquire the stock of, or all or substantially all of the assets of, any Person without the prior written consent of the Bank; provided however, with respect to any permitted acquisition (hereinafter a "Permitted Acquisition"), the Corporate Guarantor may acquire either all of the stock or assets of such Person and any Participating Subsidiary may acquire the assets of or merge with such Person (provided the Participating Subsidiary is the surviving entity) without obtaining the Bank's approval if: (A) Not less than ten (10) Business Days prior to entering into a binding agreement to make any Permitted Acquisition, Corporate Guarantor shall submit to the Bank the following information :

          a. A copy of the signed letter of intent and a current draft of the acquisition agreement with any prepared exhibits, including seller financing documents;

          b. A written description of the company to be acquired, including location and type of mining operations, key management, and real estate assets (including legal descriptions of any owned real estate), if any;

          c. If applicable, historical financial statements of the Permitted Acquisition for the prior two years and the most recent interim statement;

          d.   Copy of acquisition analysis done by Corporate
Guarantor preparatory to making the Permitted Acquisition;

(B) the Permitted Acquisition Price does not exceed Ten Million Dollars ($10,000,000.00), of which no more than Five Million Dollars ($5,000,000.00) is payable in cash at the closing of the Permitted Acquisition or within one hundred eighty (180) days thereafter; (C) the business of the Permitted Acquisition is in the mining, manufacturing or processing of either powdered metals, mica, feldspar, ceramic clays, other industrial minerals or metal waste recycling and is located in the United States or Canada; (D) environmental Phase I audits of the real properties owned by the Permitted Acquisition company conducted within six
(6) months prior to the closing of the acquisition (or material substantially similar thereto in the opinion of the Bank) indicate environmental risks and/or exposures for which the estimated costs to fully remedy and clean-up are less than Four Hundred Thousand Dollars ($400,000.00), and copies of such are provided to the Bank; (E) no Event of Default or Unmatured Default has occurred hereunder and not been cured, or would otherwise occur as a result of or in connection with the Permitted Acquisition, whether immediately or on a projected basis; and (F) whether or not the Bank have been requested to disburse funds, if such Permitted Acquisition is to become a party hereto and a Participating Subsidiary, the Corporate Guarantor must pledge or cause to be pledged to the Bank for the benefit of the Bank a first priority lien on the outstanding stock, if any, of the Permitted Acquisition and a first priority lien, if available, but in no event less than a second priority lien on all of the Inventory, Accounts, Chattel Paper, Documents, Instruments and General Intangibles of the Permitted Acquisition; and (G) if Adjusted Surplus Capital is not positive or, as a result of such acquisition is not positive, the Person or assets being acquired must be a Participating Subsidiary or become a Participating Subsidiary immediately following the acquisition to qualify as a Permitted Acquisition. Unless the Permitted Acquisition is to become a Nonparticipating Subsidiary, the Bank shall be given not less than fifteen (15) Business Days written notice prior to the closing of any such acquisition to prepare all necessary documentation, and the legal structure of the Loans following any Permitted Acquisition must be satisfactory to the Bank and the Bank's counsel.

     Section 4.17. Capital Expenditures. Other than in connection with funding Permitted Acquisitions and the 1995 expansion at Spruce Pine, North Carolina by The Feldspar Corporation, neither the Corporate Guarantor nor any Participating Subsidiary will make or incur Capital Expenditures without the prior approval of the Bank if such Capital Expenditures exceed, in the aggregate, Five Million Dollars ($5,000,000.00) for the fiscal year ending December 31, 1995, and Four Million Dollars ($4,000,000.00) for the fiscal year ending December 31, 1996 and for each fiscal year thereafter.

     Section 4.18. Affiliate Transactions. Except as described on Exhibit F hereto, Corporate Guarantor will not, and will not permit any of its Participating Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including without limitation the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (other than any Participating Subsidiary which is wholly owned by Corporate Guarantor, on terms that are less favorable to the Corporate Guarantor or its Participating Subsidiaries than those that would be obtainable at the time from any Person who is not an Affiliate. Notwithstanding the foregoing, Corporate Guarantor will not, and will not permit any of its Participating Subsidiaries to: (1) pay or incur any obligation to pay any management fee, consulting fee, service fee or similar fee or charge to any Affiliate or (2) enter into any transaction with an Affiliate where the amount to be paid, whether immediately or over time, exceeds Five Hundred Thousand Dollars ($500,000.00) in the aggregate. In addition, the Corporate Guarantor and Suzorite Mica Products Inc. Les Produits Mica Suzorite Inc. will not modify the Zemex Note so as to extend the term or reduce the interest rate without prior written consent of the Banks, nor will the Corporate Guarantor or Suzorite Mica Products Inc. Les Produits Mica Suzorite Inc. release or allow to be released any collateral for the Zemex Note.

     Section 4.19. Restricted Payment Negative Covenants. Notwithstanding the provisions of Sections 4.9 through 4.19 above (collectively, the "Restricted Payment Negative Covenants"), provided there is no Event of Default or Unmatured Default in existence under this Corporate Guaranty and except as hereinafter set forth, the Corporate Guarantor or any Participating Subsidiary may, without the consent or approval of the Bank, make or incur one or more Restricted Payments in connection with taking actions which would otherwise violate one or more of the Restricted Payment Negative Covenants and such action and/or payment will not cause an Event of Default or Unmatured Default hereunder if, after such Restricted Payment(s) are made or incurred, the level of Adjusted Surplus Capital remains positive as evidenced by the reports required by Section 3.1(c) above; provided, the foregoing shall not apply to Subsection 4.09(4) which is not intended to be a Restricted Payment Negative Covenant.


                                 ARTICLE V

                             EVENTS OF DEFAULT


     Section 5.01. Nature of Events. An "Event of Default" shall exist if any of the following occurs:

          a. Payment. The Corporate Guarantor fails to perform or observe any covenant or undertaking contained in Article II of this Corporate Guaranty.

          b. Covenants. The Corporate Guarantor fails to perform or observe any covenant or undertaking contained in
Article IV of this Corporate Guaranty or fails to perform any other covenant or undertaking contained in this Corporate Guaranty for a period of thirty (30) days.

          c. Warranties or Representations. Any warranty, representation or other statement by or on behalf of or with respect to the Corporate Guarantor contained in this Corporate Guaranty shall have been false or misleading in any material respect when made.

          d. If the Corporate Guarantor or any of its Subsidiaries shall (i) default in the payment of an amount in excess of $100,000 of (A) principal of or interest on any Indebtedness, (B) for the deferred purchase price of any property or assets, (C) for any capitalized lease obligation, or (D) on any such obligation guaranteed by the Corporate Guarantor or any of its Subsidiaries or in respect of which any of them is otherwise contingently liable, in each case beyond the period of grace, if any, provided in the instrument or agreement under which the same was created or (ii) default in the observance or performance of any other term, condition or agreement contained in any such Indebtedness or in any instrument or agreement evidencing, securing or relating thereto if the effect thereof is to cause, or permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, such Indebtedness to become due prior to its stated maturity; or

          e. If the Corporate Guarantor or any of its Subsidiaries commences any case, proceeding or other action relating to it in bankruptcy or seeking reorganization, liquidation, dissolution, winding-up, arrangement, composition, readjustment of its debts, or for any other relief, under any bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement, composition, readjustment of debt or any other similar act or law, of any jurisdiction, domestic or foreign, now or hereafter existing, or any action by the Corporate Guarantor or any of its Subsidiaries indicating its consent to, approval of, or acquiescence in, any such proceeding; the application by the Corporate Guarantor or any of its Subsidiaries for a receiver, custodian or trustee of it or for all or a substantial part of its property; the making by the Corporate Guarantor or any of its Subsidiaries of a general assignment for the benefit of creditors; or the inability or the admission by the Corporate Guarantor or any of its Subsidiaries in writing of its inability to pay its debts as they mature; or

          f. Commencement of any case, proceeding or the taking of other action against the Corporate Guarantor or any of its Subsidiaries in bankruptcy or seeking reorganization, liquidation, dissolution, winding-up, arrangement, composition or readjustment of its debts, or any other relief, under any bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement, composition, readjustment of debt or any other similar act or law, of any jurisdiction, domestic or foreign, now or hereafter existing; or the appointment of a receiver, custodian or trustee of the Corporate Guarantor or any of its Subsidiaries or for all or a substantial part of any of their property; or the issuance of a warrant of attachment, execution, distraint, or similar process, against any substantial part of the property of the Corporate Guarantor or any of its Subsidiaries; and the continuance of any such events for 60 days undismissed, unbonded or undischarged; or

          g. There shall be entered against the Corporate Guarantor or any Subsidiary of the Corporate Guarantor one or more judgments or decrees involving in the aggregate a liability of $100,000 or more and all such judgments or decrees shall not have been vacated, discharge, or stayed within 60 days from the entry thereof; or

          h.   The Corporate Guarantor shall become an
"investment company" within the meaning of the Investment Company
Act of 1940, as the same may be amended from time to time; or

          i. (i) Any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan of the Corporate Guarantor or any of its Subsidiaries, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any such Plan, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer to or terminate, any such Plan, which Reportable Event or institution of proceedings is, in the reasonable opinion of the Bank, likely to result in the termination of such Plan for purposes of Title IV of continuance of such Reportable Event unremedied for ten days after notice of such Reportable Event pursuant to Section 4043(a), (c) or (d) of ERISA is given or the continuance of such proceedings for ten days after commencement thereof, as the case may be, (iv) any such Plan shall terminate for purposes of Title IV of ERISA, or (v) any other event or condition shall occur or exist with respect to any such Plan or having consequences under ERISA; and in each case in clauses (i) through (v) above, such event or condition could subject the Corporate Guarantor or any of its Subsidiaries to any tax, penalty or other liability material in relation to the business, operations, property or financial or other condition of the Corporate Guarantor and its Subsidiaries taken as a whole;

          j. The occurrence and continuance of an "Event of Default" as defined in the Reimbursement Agreement other than as a result of the failure of a party thereto other than the Company to perform any obligation on such party's part to be performed, provided, however, that if such "Event of Default" shall be cured or annulled pursuant to the provisions of the Reimbursement Agreement, as applicable, it shall no longer constitute an Event of Default hereunder; or

          k. The occurrence and continuance of an "Event of Default" as defined in the Loan Agreement; provided, however, that if such "Event of Default" shall be cured or annulled pursuant to the provisions of the Loan Agreement, as applicable, it shall no longer constitute an Event of Default hereunder.

     Section 5.02. Default Remedies. If any Event of Default has occurred and is not waived by the Bank, the Bank may proceed to enforce the provisions hereof and to exercise any other rights, powers and remedies available to the Bank. The Bank, in its sole discretion, shall have the right to proceed first and directly against the Corporate Guarantor under this Corporate Guaranty without proceeding against or exhausting any other remedies which it may have and without resorting to any other security held by the Issuer, the Trustee or the Bank.

     Section 5.03.  Remedies; Waiver and Notice.  a.   No remedy
herein conferred upon or reserved to the Bank is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Corporate Guaranty or now or hereafter existing at law or in equity or by statute.

          b. No delay or omission by the Bank to exercise any right or power accruing upon the occurrence of any Event of Default hereunder shall impair any such right or power or shall be construed to be a waiver thereof, but any such right or power may be exercised from time to time and as often as may be deemed expedient.

          c. In order to entitle the Bank to exercise any remedy reserved to it, in this Corporate Guaranty, it shall not be necessary for the Bank to give any notice except as may be expressly required in this Corporate Guaranty.

          d. In the event any provision contained in this Corporate Guaranty should be breached by any party and thereafter duly waived by the other party so empowered to act, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder.

          e. No waiver, amendment, release or modification of this Corporate Guaranty shall be established by conduct, custom or course of dealing.

                                ARTICLE VI

                               MISCELLANEOUS


     Section 6.01.  Obligations Arise on  Issuance of Letter of
Credit. The obligations of the Corporate Guarantor hereunder shall arise absolutely and unconditionally when the Letter of Credit shall have been issued by the Bank.

     Section 6.02.  Successors and Assigns.  This Corporate
Guaranty shall inure to the benefit of and be binding upon the successors and assigns of each of the parties.

     Section 6.03.  Notices.  All communications under this
Corporate Guaranty shall be in writing and shall be deemed given when delivered, and, if delivered by mail, shall be mailed by registered or certified first class, postage prepaid, and addressed as follows:


          To the Company:

               Pyron Corporation
               5950 Packard Road
               Niagara Falls, New York  14094
               Attn:  President

          To the Corporate Guarantor:

               Zemex Corporation
               Canada Trust Tower
               BCE Place, 161 Bay Street
               Suite 3750
               Toronto, Ontario M5J 251
               Attn:  Chief Financial Officer
               Facsimile:  (416) 365-8094

          To the Bank:

               Chemical Bank
               2300 Main Place Tower
               Buffalo, New York  14202
               Attention:  Account Officer for Pyron Corporation
               Facsimile:  (716) 843-4939

Any of the persons mentioned above to whom notice may be given may, by notice given hereunder, designate any further or different addresses to which subsequent notices, certificates and other communications can be sent.

     Section 6.04. Entire Understanding; Counterparts. This Corporate Guaranty constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof and may be executed simultaneously in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     Section 6.05.  Partial Invalidity.  The invalidity or
unenforceability of any one or more phrases, sentences, clauses or sections in this Corporate Guaranty or the application thereof shall not affect the validity or enforceability of the remaining portions of this Corporate Guaranty or any part thereof.

     Section 6.06. No Waiver; Cumulative Remedies. No failure to exercise or delay in exercising, on the part of the Bank, any right, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

     Section 6.07. Survival of Representations and Warranties. All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto shall survive the execution and delivery of this Corporate Guaranty and any Financing Document until this Corporate Guaranty is no longer in effect and all of the amounts owing hereunder shall have been paid in full.

     Section 6.08. Payment of Expenses and Taxes. The Corporate Guarantor agrees (a) to pay or reimburse the Bank for all its costs and expenses incurred in connection with the enforcement of, or the preservation of, any rights under the Corporate Guaranty or the Financing Documents or in seeking any advice with respect thereto, including fees and expenses of counsel to the Bank, (b) to pay and indemnify and hold the Bank harmless from any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp and other taxes, if any which may be payable or determined to be payable in connection with the execution and delivery of, or consummation of any of the transactions contemplated by, or any amendment or modification of or any waiver or consent under or in respect of, this Corporate Guaranty or the Financing Documents and (c) to pay, indemnify and hold the Bank harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements or any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance an administration of this Corporate Guaranty or any Related Document except to the extent caused by (i) the Bank's willful misconduct or gross negligence in determining whether documents presented under the Letter of Credit comply with the terms of the Letter of Credit (it being understood that any such noncompliance in any immaterial respect shall not be deemed willful misconduct or gross negligence of the Bank) or (ii) the Bank's willful failure to pay under the Letter of Credit after presentation to it by the Trustee (or any successor Trustee to whom the Letter of Credit has been transferred in accordance with its terms) of a sight draft and certificate strictly complying with the terms and conditions of the Letter of Credit. The agreements in this
Section 6.08 shall survive the payment of all indebtedness of the Corporate Guarantor hereunder and the termination of this Corporate Guaranty.

     Section 6.09. Severability. Any provision of this Corporate Guaranty which is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or nonauthorization without invalidating the enforceability or authorization of such provision in any other jurisdiction.

     Section 6.10. Governing Law. This Corporate Guaranty and the rights and obligations of the parties under this Corporate
Guaranty shall be governed by , and construed and interpreted in accordance with the law of the State of New York.

     Section 6.11. JURY TRIAL WAIVER. THE CORPORATE GUARANTOR HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ITS RIGHTS OR THE RIGHTS OF THE BANK HEREUNDER OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED (OR WHICH MAY IN THE FUTURE BE DELIVERED) IN CONNECTION WITH THIS CORPORATE GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY. THE CORPORATE GUARANTOR AGREES THAT ANY SUCH ACTION SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

     Section 6.12. Confidentiality of Certain Information. The Bank shall hold all Confidential Information obtained pursuant to the requirements of this Corporate Guaranty, the Reimbursement Agreement or any Company Related Document which has been identified as such by the Corporate Guarantor in accordance with customary procedures of the Bank for handling confidential information of this nature and in accordance with safe and sound banking practices. In any event, the Bank may make disclosure to its examiners, affiliates, outside auditors, counsel and other professional advisors in connection with this Corporate Guarantor, the Reimbursement Agreement or any Company Related Document or as reasonably required by any bona fide transferee or participant in connection with the contemplated transfer of any rights of the Bank in any indebtedness of the Corporate Guarantor to the Bank hereunder or participation therein or as required or requested by any governmental agency or representative thereof or pursuant to legal process; provided that, unless specifically prohibited by applicable law or court order, the Bank shall notify the Corporate Guarantor promptly of any request by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of the Bank by such governmental agency) for disclosure of any such non-public information and shall exercise its best efforts to permit the Corporate Guarantor to respond to such notice prior to disclosure of such information; and further provided that in no event shall the Bank be obligated or required to return any materials furnished by the Corporate Guarantor.

     Section 6.13.  Date for Reference Purposes Only.    Although
this Corporate Guaranty is dated as of the date first above written for convenience, the actual date of execution hereof by the Corporate Guarantor, and the effective date hereof, is the date set forth under the signature of its duly authorized officer hereinbelow.

     Section 6.14. Accounting Terms. Unless otherwise specified in this Corporate Guaranty, (a) all accounting terms used in this Corporate Guaranty shall be interpreted, and all accounting determinations under this Corporate Guaranty or in any certificate, report or other documents made or delivered pursuant to this Corporate Guaranty shall be made, and all financial statements required to be delivered under this Corporate Guaranty shall be prepared in accordance with GAAP, and (b) all determinations of compliance with the covenants set forth in
Section 3.16 shall be made in accordance with GAAP.

     Section 6.15. Definitions. Terms not otherwise defined herein or in the Lease Agreement shall have the same meanings as used in Appendix A attached hereto and made a part hereof.

     IN WITNESS WHEREOF, the Corporate Guarantor have caused this
Corporate Guaranty to be duly executed by its duly authorized officer and its corporate seal to be hereunto affixed as of March
15, 1995.

                              Zemex Corporation



SEAL                          By:/s/ Allen J. Palmiere
                                 Vice President


                              Date:  March 15, 1995




Accepted:

CHEMICAL BANK


By/s/ Daniel J. Zimmer
  Vice President


Date: March 15, 1995


STATE OF TENNESSEE)
                   : ss
COUNTY OF DAVIDSON)

          On this 15th day of March, 1995, before me personally came ALLEN J. PALMIERE, to me known, who, being by me duly sworn, did depose and say that he resides in Toronto, Ontario, Canada; that he is Vice President of Zemex Corporation, the corporation described in the foregoing Corporate Guaranty; and he acknowledged to me that he executed the same by and under the authority of the Board of Directors of said corporation.



                              /s/ Carol A. Wilson
                              Notary Public


                                APPENDIX A


                                DEFINITIONS

     As used herein:

     "Accounts", "Chattel Paper", "Contract Rights", "Documents",
"Equipment", "Fixtures", "General Intangibles", "Goods",
"Instruments" and "Inventory" shall have the same respective meanings as are given to those terms in the UCC.

     "Capital Expenditure Loans", "Loan Termination Date",
"Revolving Loans", "Working Capital Loans" and "Working Capital
Loan Termination Date" shall have the same respective meanings as are given those terms in the Loan Agreement.

     "Adjusted Surplus Capital" means Surplus Capital less the cumulative amount of all Restricted Payments made or incurred after September 30, 1994 plus the sum of: (A) all net cash proceeds received by the Corporate Guarantor after September 30, 1994 from the sale of its stock and/or the exercise of its stock options and warrants, (B) twenty-five percent (25%) of Net Income for each fiscal year ending on and after December 31, 1995, and
(C) all cash dividends hereafter paid by Nonparticipating Subsidiaries to the Corporate Guarantor or a Participating Subsidiary.

     "Affiliates" means as to any Person (A) any Person which, directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person, or (B) any Person who is a director or executive officer
(i) of such Person, (ii) of any Subsidiary of such Person or
(iii) of any Person described in clause (A) above. For purposes of this definition, "control" of a Person shall mean the power, direct or indirect, (i) to vote or direct the voting of more than ten percent (10%) of the outstanding shares of voting stock of such Person, or (ii) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. In no event shall the Bank be deemed to be an Affiliate of the Corporate Guarantor.

     "Bank" means Chemical Bank and its successors and assigns.

     "Business Day" means any day on which the state banks and national banking associations in Nashville, Tennessee and Buffalo, New York are open for the conduct of ordinary business.

     "Capital" means, as to both the Corporate Guarantor and its Participating Subsidiaries at any time of determination, the sum of their Funded Debt and Shareholders' Equity as shown on a consolidated balance sheet of the Corporate Guarantor and its Participating Subsidiaries, less Intangible Assets, Nonparticipating Subsidiary Advances, all Guarantee Obligations incurred by the Corporate Guarantor or any Participating Subsidiary for or on behalf of any Nonparticipating Subsidiary or other Person, and all amounts due to a Corporate Guarantor or Participating Subsidiary from any Affiliate (including without duplication from any Nonparticipating Subsidiary).

     "Capital Expenditures" means all amounts paid by the Corpor-ate Guarantor and its Participating Subsidiaries in connection with the purchase of property, plant, machinery, equipment or other similar expenditures (including capital leases of any of the foregoing) which would be required to be capitalized and shown on the balance sheet of Corporate Guarantor and its Participating Subsidiaries in accordance with generally accepted accounting principles consistently applied.

     "Cash Flow" means, as to both the Corporate Guarantor and its Participating Subsidiaries, the aggregate of their: (A) Earnings Before Interest and Taxes, (B) amortization; and (C) depreciation; all as shown by the consolidated statement of operations of the Corporate Guarantor and its Participating Subsidiaries, calculated in accordance with generally accepted accounting principles consistently applied.

     "Change of Control" means the occurrence, after the date of this Corporate Guaranty, of (i) any Person or two or more Persons acting in concert acquiring beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Corporate Guarantor (or other securities convertible into such securities) representing 51% or more of the combined voting power of all securities of the Corporate Guarantor entitled to vote in the election of directors; or (ii) commencing after the date of this Corporate Guaranty, individuals who at the beginning of this Corporate Guaranty were directors of the Corporate Guarantor ceasing for any reason to constitute a majority of the Board of Directors of the Corporate Guarantor unless the Persons replacing such individuals were nominated by the Board of Directors of the Corporate Guarantor; or (iii) any Person or two or more Persons acting in concert acquiring by contract or otherwise, or entering into a contract or arrangement which upon consummation will result in its or their acquisition of, or control over, securities of the Corporate Guarantor (or other securities convertible into such securities) representing 51% or more of the combined voting power of all securities of the Corporate Guarantor entitled to vote in the election of directors.

     "Closing" means the valid execution and delivery of the Corporate Guaranty to the Bank.

     "Consolidated Net Income" means, for any particular fiscal period, the net earnings (or net loss) of the Corporate Guarantor and its Subsidiaries (whether Participating or Nonparticipating), determined in accordance with generally accepted accounting principles consistently applied, excluding however (A) any gains (or losses) resulting from the sale or write-up of assets, and
(B) any other extraordinary or non-recurring gains.

     "Corporate Guaranty"  means that Amended and Restated
Corporate Guaranty Agreement of the Corporate Guarantor initially dated _______________, 1995 in favor of the Bank with respect to the Reimbursement Agreement, as the same may be further amended and/or modified from time to time.

     "Current Assets" means, at any time, all assets that, in accordance with generally accepted accounting principles con-sistently applied, are classified as current assets on a balance sheet of the Corporate Guarantor and its Participating
Subsidiaries.

     "Current Liabilities" means, at any time, all liabilities that, in accordance with generally accepted accounting principles consistently applied, are classified as current liabilities on a balance sheet of the Corporate Guarantor and its Participating Subsidiaries.

     "Debt Service" means for any given period, the sum of the amounts due from both the Corporate Guarantor and its Participating Subsidiaries for (A) Interest Expense, (B) Letter of Credit Fees, and (C) the pro forma current maturities portion of Long-Term Liabilities for the succeeding four quarter period, excluding however all amounts due under the Working Capital Loan and also excluding in 1999 the balloon installments due at the Loan Termination Date of the Revolving Loans and Capital Expenditure Loans.

     "Debt Service Coverage Ratio" means, as to the Corporate Guarantor and its Participating Subsidiaries, for any period of determination, that ratio consisting of the difference between Cash Flow less the sum of cash taxes paid and Two Million Dollars ($2,000,000.00), divided by Debt Service.

     "Earnings Before Interest and Taxes" means, for any period of determination, the net earnings (or net loss) of both the Corporate Guarantor and its Participating Subsidiaries exclusive of all write-ups, gains (or losses) from sales of assets, or other extraordinary or nonrecurring gains whether of a cash or noncash nature, but after all expenses and other proper charges other than Interest Expense and taxes, determined for any period in accordance with generally accepted accounting principles consistently applied.

     "Eligible Assignee" means (A) a commercial bank organized under the laws of the United States, or any State thereof, and having a combined capital and surplus of at least $300,000,000.00; (B) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the "OECD"), or a political subdivision of any such country, and having a combined capital and surplus of at least $300,000,000.00, provided that such bank is acting through a branch or agency located in the United States; and (C) any Affiliate of the Bank; (D) any Federal Reserve Bank. Bank.

     "Environmental Laws" means the Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA) and the Superfund Amendments and Reauthorization Act (SARA); the Resource Conservation and Recovery Act (RCRA); the Emergency Planning and Community Right to Know Act; the Clean Water Act (Federal Water Pollution Control Act); the Safe Drinking Water Act; the Clean Air Act; the Surface Mining Control and Reclamation Act; the Coastal Zone Management Act; the Noise Control Act; the Occupational Safety and Health Act; the Toxic Substances Control Act (TSCA); the Federal Insecticide, Fungicide and Rodenticide Act (FIFRA); any so-called "Superfund" or "Superlien" law; or any other federal, state or local statute, law, ordinance, code, rule, regulation, order, decree or other requirements of any governmental body regulating, relating to or imposing liability or standards of conduct concerning any Hazardous Materials or toxic or dangerous chemical, waste, substance or material.

     "Environmental Indemnity Agreement" means the Environmental
Indemnity Agreement of the Corporate Guarantor and the Participating Subsidiaries given to NationsBank of Tennessee,
N.A. and the Bank pursuant to the Loan Agreement.

     "Facility Realty" shall mean the land described in the Description of Facility Realty in the Appendices to the Indenture, the Lease Agreement and the Bank Mortgage (as the rights or interests therein or appertaining thereto, together with all structures, buildings, foundations, related facilities, fixtures (other than trade fixtures) and other improvements now or at any time made, erected or situated thereon (including the improvements made pursuant to Section 2.1 of the Lease Agreement) and all replacements, improvements, extensions, substitutions, restorations,repairs or additions thereto; but excluding, however, any real property or interest therein released pursuant to Section 6.4 of Lease Agreement.

     "Financial Statements" means the consolidated balance sheets of the Corporate Guarantor as of December 31, 1993, March 31, 1994, June 30, 1994 and September 30, 1994 and statements of income and shareholders equity of the Corporate Guarantor for the years or months ended on such dates.

     "Fixed Assets" means, at any time, all tangible, fixed assets which are, in accordance with generally accepted accounting principles consistently applied, classified as property, plant and equipment on a balance sheet of the Corporate
Guarantor and its Participating Subsidiaries.

     "Funded Debt" means at any date, with respect to the Corporate Guarantor and its Participating Subsidiaries, all of the following obligations (without duplication) of Corporate Guarantor and its Participating Subsidiaries as of such date:
(a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations to pay the deferred purchase price of property, except trade accounts payable arising in the ordinary course of business, (d) all obligations as lessee under capitalized leases, (e) all obligations to purchase securities or other property which arise out of or in connection with the sale of the same or substantially similar securities or property, such as bankers acceptances or similar instruments, (f) all non-contingent obligations to reimburse any bank or other person in respect of amounts paid under a letter of credit or similar instrument, (g) all debt of others secured by a lien on any asset of Corporate Guarantor and its Participating Subsidiaries, whether or not such debt is assumed, and (h) all debt of others guaranteed by Corporate Guarantor and/or its Participating Subsidiaries.

     "Guarantee Obligation" means with respect to any Person, any contract, agreement or understanding of such Person pursuant to which such Person guarantees, or in effect guarantees, any Indebtedness of any other person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, agreements (a) to purchase such Indebtedness or any asset constituting security therefor, (b) to advance or supply funds for the purchase or payment of such Indebtedness or to maintain net worth or working capital or other balance sheet conditions, or otherwise to advance or make available funds for the purchase or payment of such Indebtedness, (c) to purchase an asset or service primarily for the purpose of assuring the holder of such Indebtedness of the ability of the primary obligor to make payment of the Indebtedness, or (d) otherwise to assure the holder of the Indebtedness of the primary obligor against loss with respect thereto; provided, however, that such term shall not include the endorsement by Corporate Guarantor or a Subsidiary of negotiable instruments or documents for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by the Bank in good faith.

     "Hazardous Materials" means any hazardous, toxic or danger-ous chemical, substance, waste or material defined as such in any of the Environmental Laws, and petroleum, petroleum products, oil, asbestos and PCB's.

     "Indebtedness" means, as to the Corporate Guarantor or any Participating Subsidiary, all items of indebtedness, obligation or liability, whether matured or unmatured, liquidated or unliquidated, direct or contingent, joint or several, including without limitation:

          (A) All indebtedness guaranteed, directly or indirectly, in any manner, or endorsed (other than for collection or deposit in the ordinary course of business) or discounted with recourse;

          (B) All indebtedness in effect guaranteed, directly or indirectly, through agreements, contingent or otherwise: (1) to purchase such indebtedness; or (2) to purchase, sell or lease (as lessee or lessor) property, products, materials or supplies or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such indebtedness or to assure the owner of the indebtedness against loss; or (3) to supply funds to or in any other manner invest in the debtor;

          (C) All indebtedness secured by (or for which the holder of such indebtedness has a right, contingent or otherwise, to be secured by) any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance upon property owned or acquired subject thereto, whether or not the liabilities secured thereby have been assumed; and

          (D) All indebtedness incurred as the lessee of facilities, goods or services under leases that, in accordance with generally accepted accounting principles consistently applied, should not be reflected on the Corporate Guarantor's or any Participating Subsidiary's balance sheet.

     "Intangible Assets" means, at any time, goodwill, covenants not to compete, capitalized financing and transaction costs, and any surplus resulting from any write-up of assets subsequent to December 31, 1993 as shown on a balance sheet of both the Corporate Guarantor and its Participating Subsidiaries.


     "Interest Expense" means, with respect to the Corporate
Guarantor and its Participating Subsidiaries for any period, the gross interest expenses of both the Corporate Guarantor and its Participating Subsidiaries for such period determined in accordance with generally accepted accounting principles consistently applied as shown on their income statement.

     "Laws" means all ordinances, statutes, rules, regulations, orders, injunctions, writs or decrees of any government or political subdivision or agency thereof, or any court or similar entity established by any thereof.

     "Letter of Credit Facility" means that Letter of Credit issued by the Bank for the account of Pyron Corporation to The Bank of New York, as Trustee for Seven Million Six Hundred Fifty Thousand Dollars ($7,650,000.00) in original principal amount of Niagara County Industrial Development Agency Industrial Development Revenue Bonds (1989 Pyron Corporation Project), pursuant to the Reimbursement Agreement.

     "Letter of Credit Fees" means those fees paid from time to time by Pyron Corporation to Chemical Bank for the Letter of Credit Facility plus any other fees paid by the Corporate Guarantor or any Participating Subsidiary to a bank for the issuance or continuation of any other letter of credit.

     "Liabilities" means all Indebtedness that, in accordance with generally accepted accounting principles consistently applied, which are classified as liabilities on a balance sheet of the Corporate Guarantor and its Participating Subsidiaries.

     "Loan" means any funds which any Bank has advanced or will advance to the Corporate Guarantor pursuant to this Corporate
Guaranty, and "Loans" means all such advances by the Bank.

     "Loan Agreement" means the Loan and Security Agreement among the Corporate Guarantor, The Feldspar Corporation, the
Participating Subsidiaries, NationsBank of Tennessee, N.A. and
the Bank dated March    , 1995, as amended, restated or modified
from time to time.

     "Loan Agreement Indebtedness" means all Indebtedness of the Corporate Guarantor and/or The Feldspar Corporation to
NationsBank of Tennessee, N.A. and the Bank pursuant to the Loan
Agreement.

     "Loan Documents" means this Corporate Guaranty, the Notes, and the Collateral Documents, or any other document executed or delivered by or on behalf of the Corporate Guarantor or any Participating Subsidiary evidencing or securing the Obligations.

     "Long-Term Liabilities" means Liabilities less the portion thereof that constitutes Current Liabilities.

     "Material Adverse Change" means a material adverse change in the business or conditions (financial or otherwise) or in the results of operations of the Corporate Guarantor and its Participating Subsidiaries (unless otherwise indicated), taken as a whole as reasonably determined by the Bank.

     "Material Adverse Effect" means, when referring to the taking of an action or the omission to take an action, that such action, if taken, or omission, would have a material adverse effect on the business, condition (financial or otherwise) or results of operations of the Corporate Guarantor and its Participating Subsidiaries (unless otherwise indicated), taken as a whole as reasonably determined by the Bank.

     "Mineral Lease" means an operating lease of real property for the purpose mining minerals and ore in which the rent (and/or royalties) payable thereunder to the lessor is contingent in whole or in part on the quantity of minerals and ore mined by the lessee from the leased site.

     "Net Income" means, for any particular fiscal period, the net earnings (or net loss) of the Corporate Guarantor and its Participating Subsidiaries, determined in accordance with generally accepted accounting principles consistently applied, excluding however (A) any gains (or losses) resulting from the sale or write-up of assets, and (B) any other extraordinary or non-recurring non-cash gains.

     "Net Cash Sales Proceeds" mean the cash received by any Corporate Guarantor or Participating Subsidiary at the closing of any sale of assets (including proceeds received at closing, if any, from non-compete agreements, consulting agreements or earn-out agreements) after deducting normal and routine closing costs and fees paid at or about closing to third party service providers engaged by the applicable Corporate Guarantor or Participating Subsidiary to directly facilitate the sale, such as attorneys, surveyors, environmental engineers and consultants, and brokers unaffiliated with any Corporate Guarantor, Subsidiary or Affiliate thereof.

     "Nonparticipating Subsidiary" means any Subsidiary which, at any time of determination, is either not a party hereto or, if a party, whose outstanding assets and stock have not been pledged to NationsBank of Tennessee, N.A. for the benefit of NationsBank, of Tennessee, N.A. and the Bank pursuant to the Loan Agreement.

     "Nonparticipating Subsidiary Advances" means any advances of any kind made (regardless of the form, whether equity or debt, cash or property) by the Corporate Guarantor or a Participating Subsidiary to a Nonparticipating Subsidiary, whether such advances are to fund the purchase price of any Person that will upon the completion of the acquisition become a Nonparticipating Subsidiary, to fund working capital advances, or otherwise.

     "Obligations" means, respectively, all of the obligations of the Corporate Guarantor and, to the extent applicable, of Pyron
Corporation:

          (A)  To pay as and when due all amounts described in
Section 2.01(a) of this Corporate Guaranty whether now existing or hereafter incurred, matured or unmatured, direct or contingent, joint or several, including any extensions, modifications, and renewals thereof and substitutions therefor;

          (B) To pay as and when due all amounts owed by Pyron Corporation to Chemical Bank under the Reimbursement Agreement and by the Corporate Guarantor under the Corporate Guaranty whether now existing or hereafter incurred, matured or unmatured, direct or contingent, joint or several, including any extensions, modifications, and renewals thereof and substitutions therefor; and

          (C) To reimburse the Bank, on demand, for all of the Bank's reasonable out-of-pocket expenses and costs, including the reasonable fees and expenses of its counsel, in connection with the preparation, administration, amendment, modification, or enforcement of this Corporate Guaranty and the documents required hereunder, including, without limitation, any proceeding brought or threatened to enforce payment of any of the obligations referred to in the foregoing paragraphs (A) and (B), or any suits or claims against any Bank whatsoever as a result of such Bank's execution of this Corporate Guaranty and making of its Loan.

     "Participating Subsidiary" individually means any one of the following corporations, and "Participating Subsidiaries" means all such corporations jointly and severally:

     (A)  Pyron Corporation, a New York corporation
     (B)  Pyron Metal Powders, Inc., a Delaware corporation
     (C) Suzorite Mica Products Inc. Les Produits Mica Suzorite Inc., an Ontario corporation
     (D)  Suzorite Mineral Products, Inc., a Delaware corporation
     (E)  The Feldspar Corporation, a North Carolina corporation.

     "Permitted Acquisition" means any business, enterprise or operation of any Person which is the subject of an acquisition permitted under Section 4.16.

     "Permitted Acquisition Indebtedness" means purchase money indebtedness incurred by the Corporate Guarantor or any Participating Subsidiary in connection with the purchase of a Permitted Acquisition approved by the Bank pursuant to Section
4.16 that:

          (A)  Is owed to the seller or the seller's owners; and

          (B) Is not cross-defaulted with and is not more restrictive in its terms and conditions than the Obligations secured hereby, in the reasonable judgment of the Bank.

In addition, it shall include such other indebtedness to third parties, whether assumed or not, as has otherwise been approved by the Bank pursuant to Section 4.16 or not prohibited by Section
4.04.

     "Permitted Acquisition Price" means the aggregate purchase price of any Permitted Acquisition, including without limitation the value of any stock, notes, assumed debt, amounts allocated to non-compete agreements and the minimum amounts reasonably expected to be paid under any earn-out agreements.

     "Permitted Investments" means all expenditures made and all liabilities incurred (contingent or otherwise) by any Corporate
Guarantor or any Participating Subsidiary for:

          (A) obligations issued or guaranteed as to principal and interest by the United States of America and having a maturity of not more than twelve (12) months from the date of purchase;

          (B) certificates of deposit, issued by banks organized under the laws of the United States of America or any State thereof and foreign subsidiaries of such banks, having a rating of not less than A or its equivalent by Standard & Poor's
Corporation, or its successor;

          (C) commercial paper or finance company paper which is rated not less than prime-one or A-1 or their equivalents by Moody's Investor Services, Inc. or Standard & Poor's Corporation or their successors;

          (D) repurchase agreements related to an investment of the type described in Clause (A) above, provided that the counter-party thereto is a government securities dealer designated by the Federal Reserve Bank of New York as a "Reporting Dealer" and whose financial statements indicate that it has a capital of at least $50,000,000.00 and that the investment which is the subject of such repurchase agreement shall be at all times during the term of the repurchase agreement in the possession of the Corporate Guarantor (or the Bank) or the interest of such Corporate Guarantor therein shall be appropriately recorded in accordance with the United States Federal Regulations regarding Book Entry Treasury Securities; and

          (E)  Permitted Acquisitions.

     "Permitted Liens" means:

          (A)  Liens in favor of the Bank;

          (B) Security interests in assets (not stock) granted to secure (1) Permitted Acquisition Indebtedness, provided that in the case of an acquisition the purchase is either permitted by
Section 4.16 or not otherwise prohibited herein or (2) equipment notes and capitalized leases granted to secure not more than the amount of the purchase price financed thereby, provided that the purchase is permitted by Section 4.17 and the additional amount incurred in any fiscal year does not exceed Two Million Five Hundred Thousand Dollars ($2,500,000.00);

          (C) Liens for taxes, assessments, or similar charges, incurred in the ordinary course of business that are not yet due and payable;

          (D) Pledges or deposits made in the ordinary course of business to secure payment of workmen's compensation, or to participate in any fund in connection with workmen's compensation, unemployment insurance, old-age pensions or other social security programs;

          (E) Liens of mechanics, materialmen, warehousemen, carriers, or other like liens, securing obligations incurred in the ordinary course of business that are not yet due and payable;

          (F) Good faith pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of ten percent (10%) of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business;

          (G) Encumbrances consisting of zoning restrictions, easements or other restrictions on the use of real property, none of which materially impairs the use of such property by the Corporate Guarantor or any Participating Subsidiary in the operations of its business, and none of which is violated in any material respect by existing or proposed structures or land use;

          (H)  Existing liens set forth or described on Exhibit
E, attached hereto and made a part hereof, and renewals thereof;

          (I) Landlord's liens on Fixtures retained in any lease;

          (J) The following, if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings, so long as levy and execution thereon have been stayed and continue to be stayed; if Corporate Guarantor or any Participating Subsidiary has posted such security as may be required by Laws or as is reasonably satisfactory to Bank; and if the following do not, in the aggregate, materially detract from the value of the properties of the Corporate Guarantor or any Participating Subsidiary taken as a whole, or materially impair the use thereof in the operation of their respective businesses:

               (1) Claims or liens for taxes, assessments or charges due and payable and subject to interest or penalty;

               (2) Claims, liens and encumbrances upon, and defects of title to, real or personal property, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits;

               (3) Claims or liens of mechanics, materialmen, warehousemen, carriers, or other like liens; and

               (4)  Adverse judgments on appeal;

          (K)  Liens granted pursuant to the Loan Agreement.

     "Person" means any individual, corporation, partnership, association, joint-stock company, estate, trust, unincorporated organization, joint venture, court or government or political subdivision or agency thereof.

     "Records" means correspondence, memoranda, tapes, books, discs, paper, magnetic storage and other documents or information of any type, whether expressed in ordinary or machine language.


     "Reimbursement Agreement" means that Letter of Credit
Reimbursement Agreement executed by Pyron Corporation in connection with the Letter of Credit Facility, originally dated
November 1, 1989 as amended, modified and restated from time to time.

     "Restricted Payments" means the sum of all payments made, incurred or guaranteed as to payment by Corporate Guarantor or any Participating Subsidiary on or after September 30, 1994 which would violate any of the covenants contained in Sections 4.09 through 4.18 but for the application of Section 4.19.

     "Shareholders' Equity" means, at any time, the accounts required to be set forth in a balance sheet of the Corporate Guarantor and its Participating Subsidiaries, prepared in accordance with generally accepted accounting principles consistently applied, including, but not limited to: (A) the par or stated value of all outstanding capital stock; (B) capital surplus, including additional paid-in capital; (C) retained earnings, (D) cumulative foreign currency translation adjustments, and (E) treasury stock, less (F) notes receivable from stockholders.

     "Subordinated Indebtedness" means all Indebtedness incurred at any time by the Corporate Guarantor or any Participating Subsidiary, the repayment of which is subordinated to the Loans and the Loan Agreement Indebtedness in form and manner satisfactory to the Bank. All existing Subordinated Indebtedness is so specified in Exhibit G attached hereto.

     "Subsidiary" means any corporation of which fifty percent (50%) or more of the outstanding voting securities shall, at the time of determination, be owned directly, or indirectly through one or more intermediaries, by the Corporate Guarantor (including Nonparticipating Subsidiaries, whether or not a party to this Corporate Guaranty, unless the context otherwise specifies), and "Subsidiaries" means all such corporations together with each of the Guarantors, if different.

     "Surplus Capital" means the amount of Eleven Million Seven Hundred Forty-Five Thousand Dollars ($11,745,000), consisting of the stockholders' equity of the Corporate Guarantor as of September 30, 1994 (i.e., $50,614,000), less the sum of: (A) its stockholders equity as of December 31, 1993 (i.e., $26,530,000),
(B) the amount of existing investments in Nonparticipating Subsidiaries (i.e., $2,133,000), (C) Seven Million Dollars ($7,000,000.00), and (D) Net Income for the period commencing January 1, 1994 through September 30, 1994 (i.e. $3,206,000).

     "UCC" means the Uniform Commercial Code as in effect on the date hereof in the State of New York, as it may be amended from time to time; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of a security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, "UCC" means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

     "Unmatured Default" means an event which but for the lapse of time or the giving of notice, or both, would constitute an Event of Default.

     "Working Capital" means those funds used for general corporate purposes in the ordinary course of business, but excluding the costs of the acquisition of any Person, permitted or otherwise, and the costs of Capital Expenditures.

     "Zemex Note" means that Promissory Note in the original principal amount of CDN$7,500,000.00 dated December 21, 1994 payable on demand to the Corporate Guarantor by Suzorite Mica Products Inc. Les Produits Mica Suzorite Inc., as successor-in-interest to Zemex Canada Inc., the original maker.

     The definitions in this Appendix A shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Corporate Guaranty unless the context shall otherwise require. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with generally accepted accounting principles, as in effect from time to time.
             AMENDED AND RESTATED CORPORATE GUARANTY AGREEMENT

                                 EXHIBITS

A    Corporate Matters [I] - 1.01

B    Addresses [J] - 1.01

C    Litigation and Claims [K] - 1.05

D    Compliance with Laws [D] - 1.10

E    Existing Indebtedness and Liens [E] - 1.14, 4.04, "Existing
     Liens"

F    Material Leases, Contracts and Commitments [M] - 1.15, 4.18

G    Subordinated Indebtedness [D] - "Subordinated Debt"

H    Environmental Disclosurers

[Add date to definition of Loan Agreement]